Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192582) pertaining to the Amended and Restated 2008 Stock Incentive Plan of Oxford Immunotec Global PLC, the Registration Statement (Form S-8 No. 333-193730) pertaining to the Oxford Immunotec Global PLC 2013 Share Incentive Plan, and the Registration Statement (Form S-3 No. 333-200571) of our report dated March 5, 2015 with respect to the consolidated financial statements of Oxford Immunotec Global PLC included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Reading, United Kingdom

March 5, 2015